UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) February 8, 2010 (February 2, 2010)

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On February 2, 2010 the Compensation Committee of the Board of Directors of Overstock.com, Inc. (the “Company”) (i) approved 2009 bonus payments, (ii) set 2010 salaries, (iii) approved an executive target bonus pool plan for 2010 and (iv) approved restricted stock unit grants under the Company’s 2005 Equity Incentive Plan to officers of the Company, including the officers named below for whom disclosure may be required by Item 5.02(e) of Form 8-K (the “Officers”), as follows:

Name and Title	Bonus	2010 Salary	Restricted Stock Unit Grant (1)
Patrick M. Byrne, Chairman of the Board and Chief Executive Officer (2)	0	0	15,000
Jonathan E. Johnson III, President	$225,000	$350,000	15,000
Stormy Simon, Senior Vice President, Marketing and Customer Care	$180,000	$300,000	15,000
Stephen J. Chesnut, Senior Vice President, Finance	$180,000	$300,000	15,000
Stephen Tryon, Senior Vice President, Talent Management and Logistics	$180,000	$300,000	15,000

(1)           Restricted stock unit grants are made pursuant to the Company’s 2005 Equity Incentive Plan and vest over a three-year period commencing on the date of grant at the rate of: 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.  Figures shown are the number of units/shares.

(2)           The Chairman and Chief Executive Officer of the Company, Patrick M. Byrne, declined to accept any bonus payment relating to 2009 or any salary for 2010.

The executive target bonus pool plan (the “2010 Bonus Plan”) is a discretionary bonus pool plan, subject to adjustment, upward or downward, by the Compensation Committee after 2010 results are available.  Approximately 17 executives, including the Officers, are expected to be eligible to participate in any bonuses ultimately paid under the 2010 Bonus Plan. The target amount of the total executive bonus pool, which would be reached if the Measurement Amount (as described below) equals the amount targeted in the Company’s 2010 plan,  is approximately $1.4 million (the “Total Target Amount”) and is equal to a percentage of the Company’s planned improvement in the Measurement Amount (which for this purpose consists of net income adjusted for depreciation and amortization, stock-based compensation expenses, capital structure expenses, expenses incurred in connection with the Company’s prime broker litigation and related matters, capital expenditures, restructuring charges, and other miscellaneous expenses) achieved in 2010 over 2009, subject to adjustment by the Compensation Committee.

Subject to adjustment by the Compensation Committee, the actual aggregate amount of the bonus pool under the 2010 Bonus Plan is expected to be the Total Target Amount increased or decreased in relation to how actual 2010 Measurement Amount performance deviates from the Company’s internal plan.  This increase or decrease is to be calculated by squaring the actual Measurement Amount performance as a percent of the planned Measurement Amount.  For example, if the actual Measurement Amount for 2010 equals 120% of the planned Measurement Amount, the aggregate executive bonus pool would be 144% of the Total Target Amount, or approximately $2.0 million (subject to adjustment by the Compensation Committee).  If the actual Measurement Amount for 2010 equals 80% of the planned Measurement Amount, the aggregate executive bonus pool would be 64% of the Total Target Amount, or approximately $900,000 (subject to adjustment by the Compensation Committee).  The Officers are expected to be eligible to receive bonus payments in early 2011 under the 2010 Bonus Plan.  The amounts payable to each of the Officers is not determinable at present; however, if the actual amount of the executive bonus pool is equal to the Total Target Amount, the Officers would be expected to receive the following amounts: Mr. Byrne, $0; Mr. Johnson, $150,000; Ms. Simon, $100,000, Mr. Chesnut, $100,000; and Mr. Tryon, $100,000; subject, in each case, to adjustment by the Compensation Committee.

Certain statements contained in this Form 8-K, including all statements other than statements of historical fact, may constitute “forward-looking statements.” There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, subject, in each case, to the matters discussed in the Company’s Form 8-K filed February 4, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance
Date: February 8, 2010